EXHIBIT 99.2

Adept Technology Appoints Michael Schradle as Chief Financial Officer

PLEASANTON, Calif., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of fixed and autonomous mobile robot solutions, today announced that Michael Schradle has been named its senior vice president of finance and chief financial officer.

Mr. Schradle has over 30 years of financial management experience and over 20 years of experience as the Chief Financial Officer of both publicly-traded and privately-held technology companies. In his role with Adept, he will be responsible for managing the company's global finance and IT organizations.

"We welcome Mike to our executive team at Adept," said John Dulchinos, chief executive officer and president of Adept Technology. "Mike is a proven leader with extensive senior-level global financial management experience guiding organizations with a clear focus on disciplined cash financial management and positioning for growth."

"I am excited to join the Adept organization," said Mike Schradle. "The company is recognized as a leader in the robotics market and has a unique set of leading edge technologies aimed at large market opportunities. I believe my experience and capabilities can help the company execute on its near term priorities while maintaining its focus on its long term growth objectives."

Prior to joining Adept, Mr Schradle served as Chief Financial Officer of Liquid Robotics, Inc., a venture-backed developer of robotic oceanic vehicles. Previously, Mr. Schradle was Chief Financial Officer of Photon Dynamics, a public company that supplied sophisticated test equipment to the LCD TV manufacturing industry worldwide, and prior to that was Chief Financial Officer and Vice President of Manufacturing and Product Engineering for Micro Linear Incorporated, a public company that developed and marketed semiconductors for the cellular and WiFi markets. Mr. Schradle holds a Bachelor's degree in Physics from Stanford University, a Master's degree in Engineering from UCLA, and an MBA from the UCLA Anderson School of Management.

About Adept Technology, Inc.

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at http://www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

CONTACT: John Dulchinos
         Chief Executive Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com